Exhibit 21.1

List of Subsidiaries of First Busey Corporation

Direct:

Busey Bank

Busey Bank, N.A.

Busey Wealth Management, Inc.

First Busey Statutory Trust II

First Busey Statutory Trust III

First Busey Statutory Trust IV

Millenium Properties, Inc.

Indirect:

Busey Trust Company, Inc.

Busey Capital Management, Inc.

Echo Resources LLC

FirsTech, Inc.